Exhibit 99.1

ShipTime Acquires Warehowz to Expand North American Capabilities

TORONTO, ON – February 5, 2026

ShipTime Canada Inc. a subsidiary of Paid, Inc. (OTC:PAYD), a leading logistics technology platform offering advanced shipping solutions announces the acquisition of an 80% ownership stake in Warehowz, Inc., a North American on demand warehousing and fulfillment marketplace. This strategic move accelerates ShipTime’s expansion while enhancing its ability to support the complex needs of enterprise level shippers.

With a network of over 2,500 warehouses across North America, including facilities in both the United States and Canada, Warehowz provides flexible fulfillment and storage options that help businesses dynamically manage inventory and improve delivery speed. Integrating Warehowz into the ShipTime ecosystem enables merchants and enterprise brands to gain greater control, visibility, and adaptability across the entire supply chain.

This acquisition aligns with ShipTime’s long term vision to expand market presence across North America, invest in intelligent logistics technologies, and continue building a platform designed to help merchants Ship Smarter while exceeding modern customer expectations.

Delivering Value for North American and Enterprise Shippers

By adding Warehowz’s extensive warehousing network, ShipTime provides customers with new opportunities to bring inventory closer to buyers and respond quickly to demand. For enterprise shippers in particular, this move strengthens ShipTime’s ability to deliver:

●	Faster fulfillment options through a large North American warehousing network
●	Scalable capacity during peak seasons or inventory surges
●	Enhanced U.S. last mile opportunities through greater proximity to end consumers
●	Better cost control with storage on demand
●	Increased operational flexibility for brands managing multi location or high volume inventory

These capabilities complement ShipTime’s growing North American courier network, which includes trusted couriers such as FedEx, UPS, USPS, DHL, Uber, LSO, and many others.

"Modern logistics requires more than competitive courier options. Businesses need integrated solutions that connect fulfillment, warehousing, and delivery into a single, flexible ecosystem. Welcoming Warehowz into ShipTime marks an important step toward that unified future. Their North American presence and adaptive warehouse model strengthen our ability to expand further into the U.S. and deliver an end to end solution for brands that require speed, efficiency, and scalability at every stage of growth."
– Austin Lewis, CEO of ShipTime Canada Inc.

“We are pleased to announce that Warehowz will be joining ShipTime to offer a broader set of integrated solutions. As a leading logistics technology platform, ShipTime and their partner Paid offer a wealth of sophisticated resources across all facets of business. We are confident that this new combined team will afford us the opportunity to reach a larger audience, improve upon our existing platform and strengthen our valued client relationships. Above all, we are grateful to join such a fantastic group of professionals who share a goal of improving the logistics industry through technology-based solutions geared towards the modern world."

– Darrell Jervey, CEO of Warehowz Inc.

Strengthening ShipTime’s North American Growth Strategy

ShipTime recently introduced its platform to U.S. merchants, bringing its technology driven shipping tools to a rapidly growing market of eCommerce and enterprise shippers. The acquisition of Warehowz accelerates this growth and establishes a strong foundation for continued investment in fulfillment, last mile delivery capabilities, and automated logistics workflows.

With warehousing, fulfillment, and shipping tools now combined within one platform, ShipTime is positioned to support merchants of all sizes with end to end logistics solutions for faster delivery, improved visibility, and better cost efficiency.

About ShipTime

ShipTime is a shipping platform built for everyone from small and medium-sized businesses, to larger enterprises, direct-to-consumer sellers, and online retail brands across North America. The company provides access to discounted courier options, practical shipping tools, and dedicated bilingual Heroic Support™. ShipTime’s focus is to help merchants Ship Smarter by lowering costs, improving delivery reliability, and simplifying the shipping experience for modern business-to-business and business-to-consumer needs.

About Warehowz

Warehowz is a leading North American on demand warehousing and fulfillment marketplace connecting businesses with flexible storage and fulfillment capacity across a nationwide network of certified warehouse partners.

ShipTime Contact Information:
Email: marketing@shiptime.com
Website: www.shiptime.com